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                        [THE ALTMAN GROUP LETTERHEAD]


July 1, 2006


Re: Your Investment in the PowerShares Exchange-Traded Fund Trust

Dear Shareholder:

We have attempted to contact you numerous times in regards to your investment in the PowerShares Exchange-Traded Fund Trust. Our firm has been retained by PowerShares Capital Management LLC to assist shareholders with voting their proxies. The initial Special Meeting of Shareholders held on June 14, 2006 was adjourned because not enough votes were cast to reach a quorum. The meeting has been rescheduled for July 20, 2006, and, as we are trying to avoid any other adjournments, I am writing to you personally to ask you to vote your shares. In order to reach quorum we must receive your vote immediately, regardless of "for or against".

Only a few days are left until the Special Meeting, so please take a moment to call me at 1-800-314-9816 EXT 2610 between the hours of 9:00 a.m. and 11:00 p.m. Eastern Time, Monday through Friday. I would be happy to review the proposal with you over the phone, and I can also record your voting instructions if you wish.

Please help us to avoid another adjournment by calling and voting your shares today. Thank you in advance for your assistance with this matter.

Sincerely,


/s/ LEON GARCIA
-------------------------------------
Leon Garcia
Institutional Services Representative